EXHIBIT 99

 Subscription Agreement

GuardianLink
Subscription Agreement

1.	Investment:

The undersigned (“Buyer”) subscribes for ______ Shares of Common Stock of GuardianLink at $2.00 per share.

Total subscription price ($2.00 times number of Shares): = $________________.

PLEASE MAKE CHECKS PAYABLE TO:                                                                Law Offices of Joseph L. Pittera, Escrow Agent f/b/o GuardianLink

2.	Investor information:

Name (type or print)		SSN/EIN/Taxpayer I.D.
E-Mail address:
Address

Joint Name (type or print)		SSN/EIN/Taxpayer I.D
E-Mail address:
Address (If different from above)

Mailing Address (if different from above):
		Street	City/State	Zip

Business Phone:	( )	Home Phone:	( )

3.	Type of ownership: (You must check one box)

☐	Individual	☐	Custodian for
☐	Tenants in Common	☐	Uniform Gifts to Minors Act of the State of: __________
☐	Joint Tenants with rights of Survivorship	☐	Corporation (Inc., LLC, LP) – Please List all officers, directors, partners, managers, etc.:
☐	Partnership (Limited Partnerships use “Corporation”)
☐	Trust
☐	Community Property	☐	Other (please explain)

4.	Further Representations, Warrants and Covenants. Buyer hereby represents warrants, covenants and agrees as follows:
(a)	Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.
(b)
Except as set forth in the Prospectus and the exhibits thereto, no representations or warranties, oral or otherwise, have been made to Buyer by the Company or any other person, whether or not associated with the Company or this offering.  In entering into this transaction, Buyer is not relying upon any information, other than that contained in the Prospectus and the exhibits thereto and the results of any independent investigation conducted by Buyer at Buyer’s sole discretion and judgment.

(c)
Buyer understands that his or her investment in the Shares is speculative and involves a high degree of risk, and is not recommended for any person who cannot afford a total loss of the investment.  Buyer is able to bear the economic risks of an investment in the Offering and at the present time can afford a complete loss of such investment.

(d)
Buyer is under no legal disability nor is Buyer subject to any order, which would prevent or interfere with Buyer’s execution, delivery and performance of this Subscription Agreement or his or her purchase of the Shares.  The Shares are being purchased solely for Buyer’s own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part.  Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.

(e)
Buyer has been furnished with the Prospectus.  Buyer has assessed the merit of this offering on his or her own or otherwise consulted exclusively with his or her attorney, accountant, or such other professional advisors with respect to any investment in the Shares as Buyer deems necessary or advisable, and Buyer acknowledges that all documents, records and books pertaining to an investment in the Shares have been made available for Buyer’s inspection and analysis, and for inspection and analysis by such attorney, accountant and/or other professional advisors, and Buyer understands that the books and records of the Company will be made available to Buyer and his or her professional advisors upon reasonable notice for inspection during reasonable business hours at the Company’s principal place of business.  Buyer acknowledges that he or she and/or his or her professional advisors have had the opportunity to obtain any additional information requested in order to verify the accuracy of the contents of the Prospectus, and to ask questions and/or receive answers from the officers of the Company concerning the terms and conditions of this offering, the Prospectus and any additional information requested which Buyer and/or his or her professional advisors deemed necessary to evaluate the prudence of this investment and all such questions have been answered to the full satisfaction of Buyer, none of which answers are in any way inconsistent with the Prospectus.

5.	Acceptance of Subscription.
(a)
It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion.  If this subscription is rejected in whole, the Company shall return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder.  In the event of a partial rejection of this subscription, Buyer’s Payment will be returned to Buyer, without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription.

6.	Governing Law.
(a)	This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Wyoming without giving effect to any conflict of laws or choice of law rules.

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

INVESTOR SUBSCRIPTION ACCEPTED AS OF
day of ,
Signature of Buyer
GuardianLink
Printed Name	2631 McCormick Drive, Suite 103 Clearwater, Florida 33759

Date	By:
President

Deliver completed subscription agreements and checks to:
Law Offices of Joseph L. Pittera, Esq.
2214 Torrance Boulevard, Suite 101
Torrance, California 90501